Exhibit 99.1

Collegium Reports Second Quarter 2024 Financial Results

– Generated Q2’24 Net Revenue of $145.3 Million and Record Belbuca® Revenue of $52.2 Million, Up 7% and 21% Year-over-Year, Respectively –

– Achieved Q2’24 GAAP Net Income of $19.6 Million, Up 51% Year-over-Year –

– Delivered Q2’24 Adjusted EBITDA of $96.0 Million, Up 12% Year-over-Year –

– On Track to Close Acquisition of Ironshore Therapeutics in Q3’24, Adding Commercial Product Jornay PM® to Portfolio and Establishing Presence in Neurology (ADHD) –

– Reaffirmed Full-Year 2024 Guidance for the Current Business –

– Conference Call Scheduled for Today at 4:30 p.m. ET –

STOUGHTON, Mass., August 8, 2024 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions, today reported its financial results for the quarter ended June 30, 2024, and provided a corporate update.

“Driven by strong operational execution, Collegium delivered robust results in the first half of the year across our pain portfolio. We continue to take actions to maximize the value of our pain portfolio through 2025 and beyond, including entering into an authorized generic agreement with Hikma Pharmaceuticals and securing the six-month pediatric exclusivity extension for the Nucynta Franchise,” said Michael Heffernan, Chairman and Interim President and Chief Executive Officer of Collegium. “Through the proposed acquisition of Ironshore, we are expanding our commercial presence into the large and growing ADHD market with Jornay PM, which is poised to become our leading growth driver. This acquisition meets all our strategic objectives and is expected to be immediately accretive upon closing. In the second half of 2024, we will be focusing on delivering both top- and bottom-line growth and closing and seamlessly integrating the Ironshore acquisition.”

“Record Belbuca revenue and disciplined expense management resulted in strong second quarter financial results, including a significant increase to our bottom-line,” said Colleen Tupper, Chief Financial Officer of Collegium. “Year-to-date, we have generated robust operating cash flows while executing on our capital deployment strategy, including the proposed acquisition of Ironshore, redemption of the remaining $26.4 million principal of our 2026 senior convertible notes and the execution of an accelerated share repurchase program that returned $35.0 million to shareholders. In connection with the acquisition, we secured a new $646 million term loan, which replaced our prior term loan and significantly reduced our cost of capital by 300 basis points – a testament to Collegium’s financial strength.”

Business Highlights

●	Grew Belbuca total prescriptions 2.1% year-over-year and 1.4% quarter-over-quarter in the quarter ended June 30, 2024. Belbuca net revenue was a record $52.2 million, up 21% year-over-year.
●	Xtampza® ER net revenue was $44.6 million, up 8% year-over-year. Achieved Xtampza ER gross-to-net of 56.2% in the quarter ended June 30, 2024. Xtampza ER gross-to-net is expected to be in the range of 55% to 57% for the full-year 2024, an improvement from the previous guided range of 56 to 58%.
●	In June 2024, announced that the U.S. Food and Drug Administration (FDA) granted pediatric exclusivity for Nucynta® and Nucynta® ER (the Nucynta Franchise). The FDA’s grant of pediatric exclusivity now extends exclusivity of the Nucynta Franchise an additional six months, to January 3, 2027, for Nucynta, and December 27, 2025, for Nucynta ER.
●	In June 2024, redeemed the remaining $26.4 million aggregate principal amount of Collegium’s 2.625% convertible senior notes due in 2026.
●	Executed an accelerated share repurchase program returning $35.0 million in capital to shareholders through the repurchase of 1.06 million shares at an average share price of $32.94.
●	In July 2024, announced the acquisition of Ironshore Therapeutics Inc. (Ironshore), including its commercial product Jornay PM for the treatment of ADHD, for $525 million in cash with the potential for an additional $25 million commercial milestone payment. The acquisition is expected to close in the third quarter of 2024, be immediately accretive to adjusted EBITDA and be highly accretive to adjusted EBITDA in 2025.

●	Secured a $646 million financing from funds managed by Pharmakon Advisors, LP (Pharmakon). The new five-year term loan was used to repay Collegium’s prior $320.8 million term loan, reducing the Company’s interest rate by 300 basis points, and the remaining $325 million, along with Collegium’s cash on-hand, will be used to fund the all-cash acquisition of Ironshore.

Financial Guidance for 2024

The Company reaffirms its full-year 2024 guidance for Product Revenues, Net, Adjusted Operating Expenses and Adjusted EBITDA for its current business, not including the impact of the planned acquisition of Ironshore. Collegium expects to update guidance to include Ironshore after closing of the acquisition.

Product Revenues, Net	$580.0 to $595.0 million
Adjusted Operating Expenses (Excluding Stock-Based Compensation)	$120.0 to $125.0 million
Adjusted EBITDA (Excluding Stock-Based Compensation)	$380.0 to $395.0 million

Financial Results for Quarter Ended June 30, 2024

●	Product revenues, net were $145.3 million for the quarter ended June 30, 2024 (the 2024 Quarter), compared to $135.5 million for the quarter ended June 30, 2023 (the 2023 Quarter), representing a 7% increase year-over-year.
●	GAAP operating expenses were $43.3 million for the 2024 Quarter, compared to $38.2 million for the 2023 Quarter, representing a 13% increase year-over-year. Adjusted operating expenses, which exclude stock-based compensation expense and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, were $30.3 million for the 2024 Quarter, compared to $31.1 million for the 2023 Quarter, representing a 3% decrease year-over-year.
●	GAAP net income for the 2024 Quarter was $19.6 million, with $0.60 GAAP earnings per share (basic) and $0.52 GAAP earnings per share (diluted), compared to GAAP net income for the 2023 Quarter of $13.0 million, with $0.38 GAAP earnings per share (basic) and $0.34 GAAP earnings per share (diluted). Non-GAAP adjusted net income for the 2024 Quarter was $64.0 million, with $1.62 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2023 Quarter of $52.5 million, with $1.26 adjusted earnings per share.
●	Adjusted EBITDA for the 2024 Quarter was $96.0 million, compared to $85.8 million for the 2023 Quarter, representing a 12% increase year-over-year.
●	The Company exited the 2024 Quarter with cash, cash equivalents and marketable securities of $271.6 million, down from $310.5 million as of December 31, 2023.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, August 8, 2024, at 4:30 p.m. ET. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Q2 2024 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily Adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

In our quarterly and annual reports, earnings press releases and conference calls, we may discuss the following financial measures that are not calculated in accordance with GAAP, to supplement our consolidated financial statements presented on a GAAP basis.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
●	we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
●	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
●	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, and miscellaneous other acquisition related expenses incurred;
●	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business;
●	we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
●	we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude significant income and expense items that are non-cash or not indicative of ongoing operations, including consideration of the tax effect of the adjustments. Adjusted earnings per share is a non-GAAP financial measure that represents adjusted net income per share. Adjusted weighted-average shares - diluted is calculated in accordance with the treasury stock, if-converted, or contingently issuable accounting methods, depending on the nature of the security.

Reconciliations of adjusted EBITDA, adjusted operating expenses, adjusted net income, and adjusted earnings per share to the most directly comparable GAAP financial measures are included in this press release.

The Company has not provided a reconciliation of its full-year 2024 guidance for adjusted EBITDA or adjusted operating expenses to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expense and litigation settlements. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA or adjusted operating expenses would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our full-year 2024 financial guidance, including projected product revenue, adjusted operating expenses and adjusted EBITDA, current and future market opportunities for our products and our assumptions related thereto, our anticipated acquisition of Ironshore; expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; the announcement and pendency of our acquisition of Ironshore; our ability to complete our announced acquisition of Ironshore Therapeutics, successfully integrate Ironshore's operations into our organization following closing, and realize the anticipated benefits associated with the acquisition; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:
Christopher James, M.D.
Vice President, Investor Relations
ir@collegiumpharma.com

Media Contact:
Marissa Samuels
Vice President, Corporate Communications
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	June 30,	December 31,
	2024	2023
Cash and cash equivalents	$172,894	$238,947
Marketable securities	98,737	71,601
Accounts receivable, net	183,855	179,525
Inventory	27,862	32,332
Prepaid expenses and other current assets	26,850	15,195
Property and equipment, net	14,976	15,983
Operating lease assets	5,592	6,029
Intangible assets, net	352,676	421,708
Restricted cash	1,047	1,047
Deferred tax assets	34,184	26,259
Other noncurrent assets	858	825
Goodwill	133,857	133,857
Total assets	$1,053,388	$1,143,308

Accounts payable and accrued liabilities	41,138	46,263
Accrued rebates, returns and discounts	236,208	227,331
Term notes payable	316,178	405,046
Convertible senior notes	236,650	262,125
Operating lease liabilities	6,631	7,112
Shareholders’ equity	216,583	195,431
Total liabilities and shareholders’ equity	$1,053,388	$1,143,308

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Product revenues, net	$145,276	$135,546	$290,199	$280,313
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	19,955	24,257	38,905	54,156
Intangible asset amortization	34,515	37,463	69,032	74,929
Total cost of product revenues	54,470	61,720	107,937	129,085
Gross profit	90,806	73,826	182,262	151,228
Operating expenses
Selling, general and administrative	43,335	38,193	85,317	90,968
Total operating expenses	43,335	38,193	85,317	90,968
Income from operations	47,471	35,633	96,945	60,260
Interest expense	(15,587)	(21,863)	(32,926)	(43,290)
Interest income	4,397	4,027	8,884	6,774
Loss on extinguishment of debt	(7,184)	—	(7,184)	(23,504)
Income before income taxes	29,097	17,797	65,719	240
Provision for income taxes	9,491	4,790	18,400	4,659
Net income (loss)	$19,606	$13,007	$47,319	$(4,419)

Earnings (loss) per share — basic	$0.60	$0.38	$1.46	$(0.13)
Weighted-average shares — basic	32,433,025	34,622,284	32,379,807	34,471,624

Earnings (loss) per share — diluted	$0.52	$0.34	$1.24	$(0.13)
Weighted-average shares — diluted	40,383,694	42,849,952	40,510,943	34,471,624

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net income (loss)	$19,606	$13,007	$47,319	$(4,419)
Adjustments:
Interest expense	15,587	21,863	32,926	43,290
Interest income	(4,397)	(4,027)	(8,884)	(6,774)
Loss on extinguishment of debt	7,184	—	7,184	23,504
Provision for income taxes	9,491	4,790	18,400	4,659
Depreciation	952	895	1,869	1,712
Amortization	34,515	37,463	69,032	74,929
Stock-based compensation	10,012	7,072	17,487	13,107
Litigation settlements	—	—	—	8,500
Recognition of step-up basis in inventory	—	4,748	—	14,918
CEO transition expense	3,051	—	3,051	—
Total adjustments	$76,395	$72,804	$141,065	$177,845
Adjusted EBITDA	$96,001	$85,811	$188,384	$173,426

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP operating expenses	$43,335	$38,193	$85,317	$90,968
Adjustments:
Stock-based compensation	10,012	7,072	17,487	13,107
Litigation settlements	—	—	—	8,500
CEO transition expense	3,051	—	3,051	—
Total adjustments	$13,063	$7,072	$20,538	$21,607
Adjusted operating expenses	$30,272	$31,121	$64,779	$69,361

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income and Adjusted Earnings Per Share

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net income (loss)	$19,606	$13,007	$47,319	$(4,419)
Adjustments:
Non-cash interest expense	1,604	2,261	3,384	4,548
Loss on extinguishment of debt	7,184	—	7,184	23,504
Amortization	34,515	37,463	69,032	74,929
Stock-based compensation	10,012	7,072	17,487	13,107
Litigation settlements	—	—	—	8,500
Recognition of step-up basis in inventory	—	4,748	—	14,918
CEO transition expense	3,051	—	3,051	—
Income tax effect of above adjustments (1)	(12,008)	(12,100)	(24,661)	(30,974)
Total adjustments	$44,358	$39,444	$75,477	$108,532
Non-GAAP adjusted net income	$63,964	$52,451	$122,796	$104,113

Adjusted weighted-average shares — diluted (2)	40,383,695	42,849,952	40,510,943	41,485,868
Adjusted earnings per share (2)	$1.62	$1.26	$3.09	$2.57

(1)	The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended June 30, 2024 and 2023 were 25.9% and 24%, respectively; and the blended federal and state statutory rate for the six months ended June 30, 2024 and 2023 were 26.2% and 25.6%, respectively. As such, the non-GAAP effective tax rates for the three months ended June 30, 2024 and 2023 were 21.3% and 23.5%, respectively; and the non-GAAP effective tax rates for the six months ended June 30, 2024 and 2023 were 24.6% and 22.2%, respectively.
(2)	Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense added-back to non-GAAP adjusted net income. For the three months ended June 30, 2024 and 2023, adjusted weighted-average shares – diluted includes 6,606,305 and 7,509,104 shares, respectively, attributable to our convertible notes. For the six months ended June 30, 2024 and 2023, adjusted weighted-average shares – diluted includes 6,606,305 and 6,041,036 shares, respectively, attributable to our convertible notes. In addition, adjusted earnings per share includes other potentially dilutive securities to the extent that they are not antidilutive.